Exhibit 99.1

FOR IMMEDIATE RELEASE

Behringer Harvard Opportunity REIT II Breaks Escrow

DALLAS, April 1, 2008 – Behringer Harvard announced today that the common stock offering of Behringer Harvard Opportunity REIT II, Inc. has raised proceeds sufficient to break escrow. This non-traded public real estate investment trust has now broken escrow and admitted initial investors as shareholders. New shareholders will continue to be admitted on a daily closing basis. The REIT now accepts shareholders residing in 49 of the 50 states, and investors residing in Pennsylvania will be admitted after aggregate subscriptions exceed $50 million.

“Behringer Harvard Opportunity REIT II, Inc. is the fifth value-added/opportunistic-style fund we have offered through the broker-dealer community. All four of these previous offerings have been fully subscribed,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “This new fund comes on the heels of those successes, including the full subscription of over half a billion dollars in Behringer Harvard Opportunity REIT I. We believe the market acceptance of these offerings provides clear validation from financial advisors and their investor clients of the importance of diversifying investment portfolios with appreciation-focused real estate.”

Behringer Harvard Opportunity REIT II will pursue a value-added/opportunistic acquisition strategy targeting commercial properties with significant potential for value creation over a short-term fund life.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking

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statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Jasmine Bouyer Richards Partners jasmine_bouyer@richards.com 214.891.5817	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President – Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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